SUPPLEMENTAL AGREEMENT NO. 13 (SA-13)

TO

PURCHASE AGREEMENT NO. 3158

BETWEEN

THE BOEING COMPANY

AND

TAM LINHAS AÉREAS S.A.

RELATING TO

BOEING MODEL 777 AIRCRAFT

THIS SUPPLEMENTAL AGREEMENT, entered into as of__________________, 2021, ("**SA-13**") by and between THE BOEING COMPANY ("**Boeing**") and TAM LINHAS AÉREAS S.A. ("**Customer**");

WHEREAS, Boeing and Customer entered into Purchase Agreement No. 3158 dated February 8, 2007 relating to Boeing Model 777 aircraft (the "**Aircraft**") which agreement, including all tables, exhibits, supplemental exhibits and specifications thereto, together with all letter agreements then or thereafter entered into that by their terms constitute part of such purchase agreement as may be amended and supplemented from time to time (the "**Purchase Agreement**").

WHEREAS, Boeing and Customer have mutually agreed to amend the Purchase Agreement to (i) revise the **REDACTED** to the Customer; and (ii) revise **REDACTED** in alignment with such revision.

WHEREAS, Customer, along with certain of its affiliated entities, is a debtor-in-possession under chapter 11 of title 11 of the United States Code in the jointly administered cases captioned "In re: LATAM Airlines Group S.A., et al." case no. 20-11254 (the "**Pending Cases**"), pending in the United States Bankruptcy Court for the Southern District of New York (the "**Bankruptcy Court**");

WHEREAS, Boeing and Customer have mutually agreed to amend the Purchase Agreement to incorporate the effect of this and certain other changes.

AGREEMENT

NOW THEREFORE, and in consideration of the mutual covenants herein contained, the receipt and adequacy of which is acknowledged, Boeing and Customer agree to amend the Purchase Agreement as follows:

1. Elements Specifically Agreed (Section 1 comprising the "**Agreement**").

(i) In consideration of Customer's **REDACTED** Aircraft as that term is defined in Supplemental Agreement 18 to Purchase Agreement No. 3256 between Boeing and LATAM Airlines Group S.A. (formerly having the legal name LAN Airlines S.A. and doing business as LAN Airlines) (the "**REDACTED Aircraft**"), the parties agree to the of one (1) 777 Freighter Aircraft, with a scheduled delivery month of , from the Purchase Agreement (the "REDACTED **777 Freighter**") with **REDACTED** under the Purchase Agreement and without **REDACTED** in respect of the REDACTED 777 Freighter under such agreements;

(ii) Advance Payments:

Boeing confirms that a total of **REDACTED** of advance payments from Customer by Boeing in respect of the REDACTED 777 Freighter were received by Boeing prior to the effective date of this Supplemental Agreement (the "REDACTED **777 Freighter Advance Payments**"). The **REDACTED**

(iii) Upon effectiveness of SA-13, Boeing waives, discharges and releases Customer from any liability whatsoever for or as a result of, and all rights and remedies of Boeing in connection with any delay in payment by Customer of any payments due and owing by Customer to Boeing on or before the effective date of this Agreement in accordance with the Purchase Agreement, including, but not limited to, any interest that Boeing may claim or has claimed to have been due as a result of such delay in payment and any rights or remedies of Boeing attributable to any claim that Customer is or was in default or breach of the Purchase Agreement or any other agreements between Customer and Boeing by reason of any such delay in payment under the Purchase Agreement. Nothing herein shall be construed as an admission by Customer as to any default in or breach of any such agreements or default or delay in any such payment, or the accrual or any liability of Customer for any such interest.

(iv) Entry into this SA-13 does not in and of itself constitute an assumption,

rejection, or assumption and assignment of the Purchase Agreement or any other applicable agreement referenced herein or in such agreements (the "**Referenced Agreements**"), nor cause any of the Referenced Agreements to become a new post-petition agreement binding and enforceable upon Customer.

(v) Customer agrees forthwith to prepare and file appropriate pleadings with the Bankruptcy Court seeking approval and authorization to assume the Purchase Agreement, as amended by this SA-13, pursuant to the appropriate provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, including, without limitation 11 U.S.C. §§105, 363 and 365 and Federal Rules of Bankruptcy Procedure 9014 and 9019, and following such notice and opportunity for a hearing as provided by the rules of the Bankruptcy Court and the Bankruptcy Code (the "**Assumption Motion**"). The parties acknowledge that the proposed form of order approving the Assumption Motion (the "**Approval Order**") submitted to the Bankruptcy Court by Customer in connection with a motion requesting such approvals and authorizations will be in a form determined reasonably satisfactory to Boeing and Customer. Any such determination on behalf of Boeing will only apply to such portions of the Approval Order that relate to the approvals and authorizations required of the Bankruptcy Court in regard to the Purchase Agreement, as amended by this SA-13, and such determination will not be unreasonably withheld or delayed by Boeing. Boeing and Customer acknowledge and agree the effectiveness of this SA-13 is conditioned upon entry of the Approval Order.

(vi) Boeing and Customer acknowledge and agree that no cure, monetary or otherwise, shall be necessary to assume the Purchase Agreement, as amended by this SA-13, pursuant to 11 U.S.C. §365, nor shall Boeing be entitled to any payment of cure costs in connection with such assumption.

(vii) Notwithstanding any other provisions of this Agreement, this Agreement shall not be effective, and shall be of no force and effect, until the Effective Date. As used herein, "**Effective Date**" means the first business day after all of the following have occurred: (i) an Approval Order (as defined in Section 5 below) respecting this Agreement has become final and no longer subject to appeal or, if appealed, all such appeals have been finally denied or dismissed; (ii) an order approving a request to assume Purchase Agreement No. 3256, as amended by Supplemental Agreement 18 ("**SA-18**"), has become final and no longer subject to appeal or, if appealed, all such appeals have been finally denied or dismissed; and (iii) the parties are prepared to close concurrently on the transactions contemplated by SA-18.

2. Table of Contents.

The "Table of Contents" is deleted in its entirety and replaced with the attached "Table of Contents" (identified by "SA-13").

3. Tables.

"Table 3-R3 to Purchase Agreement No. PA-03158 SA-12 Aircraft Delivery, Description, Price and Advance Payments" is deleted in its entirety and the new Table 3-R4 entitled "Table 3-R4 to Purchase Agreement No. PA-03158 SA-13 Aircraft Delivery, Description, Price and Advance Payments" (identified by "SA-13") is substituted in lieu thereof to reflect **REDACTED** of the REDACTE Aircraft in the Purchase Agreement.

4. Confidential Treatment.

Boeing and Customer understand that the commercial and financial information contained in this SA-13 is considered by the parties to be Boeing Commercial Information as defined in that certain letter agreement dated April 24, 2021 among Boeing, the Debtors, and the Official Committee of Unsecured Creditors (the "**Confidentiality Agreement**"). Each of the parties agrees not to disclose any such Boeing Commercial Information except as provided in the Confidentiality Agreement. Without limiting the generality of the foregoing, (i) except as provided in the assignment provisions of **REDACTED** , Customer will not disclose this SA-13 for purposes of financing payments without the prior written consent of Boeing, which consent will be provided once the financier enters into a Non-Disclosure Agreement with Boeing in form and substance reasonably satisfactory to Boeing, which will include agreeing not to disclose or use Boeing Commercial Information except for the purpose set forth herein, and (ii) for the avoidance of doubt, to the extent Customer files this SA-13 with the Bankruptcy Court, Customer shall seek to file the SA-13, along with any filings that contain Boeing Confidential Information, under seal pursuant to the Amended Standing Order Regarding Redactions (the "**Standing Order**") entered by the Bankruptcy Court in the Pending Cases at Docket No. 1810.

5. Jurisdiction.

For the pendency of the Pending Cases, all disputes arising in connection with this SA-13, as defined here, shall be finally settled under the exclusive jurisdiction of the Bankruptcy Court.

6. **GOVERNING LAW.**

THIS SUPPLEMENTAL AGREEMENT WILL BE GOVERNED BY THE LAW OF THE STATE OF WASHINGTON, U.S.A., EXCLUSIVE OF WASHINGTON'S CONFLICTS OF LAWS PRINCIPLES.

Unless the context otherwise requires, all capitalized terms used herein and not otherwise defined shall have the same meanings as in the Purchase Agreement. The Purchase Agreement will be deemed to be amended to the extent provided herein and as so amended will continue in full force and effect. In the event of any inconsistency between the above provisions and the provisions contained in the referenced exhibits to this SA-13, the terms of the exhibits will control.

EXECUTED as of the day and year first above written.

TAM LINHAS AÉREAS S.A.		**THE BOEING COMPANY**	
By:	____________________	By:	**REDACTED**
	____________________ (Printed or Typed Name)		**REDACTED**
Its:	____________________	Its:	Attorney in Fact
By:	____________________		
	____________________ (Printed or Typed Name)		
Its:	____________________		

TABLE OF CONTENTS

TABLE OF CONTENTS, continued

TABLE OF CONTENTS, continued

Table 3-R4 To
Purchase Agreement No. PA-03158 SA-13
Aircraft Delivery, Description, Price and Advance Payments

Airframe Model/MTOW: **REDACTED** ,000 pounds
Engine Model/Thrust: GE90-**REDACTED** **REDACTED** pounds
Airframe Price: **REDACTED**
Optional Features:
Sub-Total of Airframe and Features:
Engine Price (Per Aircraft):
Aircraft Basic Price (Excluding BFE/SPE):

Buyer Furnished Equipment (BFE)
Seller Purchased Equipment (SPE)/In Flight Ent $0
LIFT Seats Provided by Boeing (Estimate): $0
Deposit per Aircraft:

Detail Specification: **REDACTED**
Airframe Price Base Year/Escalation Formula: **REDACTED**
Engine Price Base Year/Escalation Formula:

Airframe Escalation Data:
Base Year Index (ECI): **REDACTED**
Base Year Index (CPI):

Delivery Date	Number of Aircraft	Escalation Factor (Airframe)			Escalation Estimate Adv Payment Base Price Per A/P	Advance Payment Per Aircraft (Amts. Due/Mos. Prior to Delivery): At Signing 1%	24 Mos. 4%	21/18/15/12/9/6 Mos. 5%	Total 35%
					REDACTED				

REDACTED